[KPMG letterhead]






May 30, 2000



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Infinity Broadcasting Corporation and subsidiaries and under the date of January 25, 2000, except as to note 17, which is as of March 21, 2000, we reported on the consolidated financial statements of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999. On May 22, 2000, our appointment as principal accountants was terminated. We have read Infinity Broadcasting Corporation's statements included under Item 4 (a) of its Form 8-K dated May 30, 2000, and we agree with such statements except that we are not in a position to agree or disagree with Infinity Broadcasting Corporation's statements that PriceWaterhouseCoopers LLP was engaged to serve as Viacom Inc. and Infinity Broadcasting Corporation's independent accountants. We are also not in a position to agree or disagree with Infinity Broadcasting Corporation's statements included under Item 4 (b) of its Form 8-K dated May 30, 2000.

Very truly yours,


/s/ KPMG LLP

KPMG LLP